Exhibit 99.1

Joint Filer Information

Each of Morgan Stanley Capital Group Inc., Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. has designated Morgan Stanley as the “Designated Filer” for the purposes of the attached Form 4.

Issuer and Ticker Symbol: TransMontaigne Inc. (TMG)

Date of Event Requiring Statement: September 1, 2006

Signature: /s/ Stuart Breslow

By: Stuart Breslow, authorized signatory of Morgan Stanley

Signature: /s/ Robert Kinney

By: Robert Kinney, Vice President of Morgan Stanley Capital Group Inc.

Signature: /s/ Stuart Breslow

By: Stuart Breslow, authorized signatory of Morgan Stanley & Co. Incorporated

Signature: /s/ Kirk Wickman

By: Kirk Wickman, Managing Director, General Counsel and Vice President of Morgan Stanley DW Inc.